EXHIBIT 10.33
January 16, 2007
Mr. Paul M. Isabella
P.O. Box 8967
The Woodlands, Texas 77387
Dear Paul:
I believe we have fully discussed the terms of your departure from Cooper US, Inc. (“Cooper”). However, I thought it would be beneficial to reduce our understandings to writing in this Agreement to avoid any misunderstandings at a later date. Paul, in making these arrangements, we have carefully considered the services you have rendered and the contributions you have made while working at Cooper.
Announcements and Transition
On December 1, 2006, you received Cooper’s thirty (30) day written notice (the “Notice Period”) to you that effective January 2, 2007, your role as Executive Vice President, Cooper Connection, would end. During the Notice Period, in addition to your normal responsibilities, you agreed to participate in such communications with Cooper management and other parties as may be necessary or helpful to ensure that this management transition would not have any adverse impact on current and future operations and/or financial results at Cooper. Effective January 2, 2007, when your active employment terminated, and throughout the salary continuation period up to and including June 30, 2007, (the “salary continuation period”) you have agreed to continue to assist us in an orderly transition of your management responsibilities and to provide reasonable consulting services to Cooper. Such consulting services will not exceed an aggregate of 240 hours during the salary continuation period.
Salary and Benefits Continuation
We have mutually agreed that your active employment ceased as of January 2, 2007, but that you will continue to receive your current salary ($35,000.00, on a monthly basis) through June 30, 2007. These guaranteed payments exceed and are in lieu of benefits for which you may be eligible under Cooper’s Separation Allowance Plan and will continue even if you should find alternate employment. It is understood that no bonuses or vacation will be earned during your salary continuation period. Your remaining accrued but not taken current year vacation days will be paid out in a lump sum.
We have also agreed that your salary and benefits continuation period may be extended for up to six (6) additional months on a month-to-month basis, and in no event later than through December 31, 2007, in the event you remain unemployed as of the completion of the six (6) month salary and benefits continuation period despite a diligent and ongoing job search. (In the event you will require this extended benefit phase, please advise me by June 15, 2007, to ensure this occurs). You will not be eligible for the additional salary and benefits continuation once new employment has been obtained. Such salary and

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

benefits continuation will cease effective on the last day immediately proceeding the date you commence your new employment.
In accordance with Sections IV and VI of the Cooper Industries Amended and Restated Management Annual Incentive Plan, you acknowledge that you will not be eligible to receive any portion of the 2006 Management Annual Incentive Award, which is hereby forfeited in its entirety.
As discussed above, we have also agreed that, if requested, you will be available to provide reasonable consulting services to facilitate a smooth management transition during the period from January 2, 2007 to June 30, 2007, including any extension. These services will be provided at mutually agreeable times that do not unreasonably interfere with your personal plans. In addition, at the request of Cooper or any of its related entities you have agreed to assist us in any threatened or actual litigation concerning it or them, where you have in your possession or knowledge any facts or other matters which we reasonably consider is relevant to such legal proceedings (among other things, giving statements/affidavits, meeting with our legal and other professional advisers, attending any legal hearing, and giving evidence during your salary continuation period. We will reimburse you for reasonable expenses properly incurred by you in giving such assistance. If such assistance is required after the completion of your salary continuation period, including any extension, we will pay to you Two Hundred Dollars and No Cents ($200.00) per hour for any time required.
Group insurance coverage, i.e., life, medical and dental, will continue during your salary continuation period, including any extension, unless you sooner receive alternate coverage with another employer even if this alternate coverage is less comprehensive. You have agreed to notify us if and when such coverage becomes effective. You will continue to be responsible for the appropriate employee contributions toward medical and dental insurance in order to be eligible for coverage. Such contributions will be on the same basis as if you were an active employee. Other non-contributory welfare benefits (business travel & accident) will terminate on your last day of active employment. Voluntary optional life and AD&D coverage may be continued through ongoing contributions.
You will receive a letter regarding your eligibility for eighteen (18) months of continuing medical and dental insurance coverage under the federal COBRA law. If you wish to continue medical and dental coverage after your salary continuation period you will need to accept the offered coverage within sixty (60) days of your last day of work. COBRA coverage will run concurrently with the salary continuation period. Once salary continuation ceases you will need to make monthly premium payments directly to the insurance carrier in order to maintain medical and dental coverage.
Outplacement
Cooper will provide you access to outplacement services through Right Management Consultants at Company expense for up to one year from your termination of employment.

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

Pension
You are covered by the Salaried Employees’ Retirement Plan (the Plan) of Cooper Industries, Inc. In accordance with the Plan, Company contributions made on your behalf are 33% vested after three years of service, 67% vested after four years, and 100% vested after five years of service. Plan provisions also govern the payment of benefits. Because you have less than three years of service with the Company, no contributions made on your behalf are vested and, therefore, will be forfeited.
Savings Plan
You are currently a participant in the Cooper Savings Plan (CO-SAV). You may check your account balance at any time by contacting Diversified Direct at 1-800-755-5801 or by visiting the Diversified Direct website at www.divinvest.com.
Employee contributions plus Company matching will continue for separation allowance payments received for the period up to and including December 31, 2006, or the end of your separation allowance payments, whichever is earlier. Employee contributions plus Company matching will cease no later than January 1, 2007.
Your CO-SAV account balance may be distributed to you after December 31, 2006, or at the end of your separation allowance period, whichever is earlier. Distribution cannot be requested while contributions are being made.
If you elect to leave your account in the plan you will continue to receive quarterly Participant Statements until your account is distributed. You may request distribution at any future date before you reach age 70 1/2 by calling Diversified or visiting the Diversified Direct website.
Stock Options
According to our records, you currently hold Non-Qualified Stock Option (NQSO) grants issued in 2005 and 2006. A summary of current vested and non-vested options issued to you is attached. Non-qualified stock options granted to you pursuant to an agreement dated February 13, 2006, will terminate automatically on January 2, 2007, in accordance with Section 1(a) of such agreement, since you will not be actively employed for one (1) year following the grant date. 10,000 Non-qualified stock options currently vested at $70.94 and 13,333 non-qualified stock options currently vested at $65.36 awarded on April 18, 2005, will remain exercisable until ninety (90) days after your active employment with Cooper ceases, or April 2, 2007, after which date all outstanding options will automatically terminate and cease to be exercisable. 10,000 non-qualified stock options at $70.94 granted to you pursuant to an agreement dated April 18, 2005, will continue to vest in accordance with the terms of such agreement as if you were actively employed on February 7, 2007 and will remain exercisable until ninety (90) days after your active employment with Cooper ceases, or April 2, 2007. Other than the vesting described in the preceding sentence, no additional vesting of stock options shall occur following your termination of employment.

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

Consequently, in the event you elect to exercise any options you must do so prior to April 2, 2007. In the event you die with stock options outstanding, rights of your beneficiaries and estate will be as outlined in the applicable Stock Option Agreement.
Performance Shares
In 2005, you received grants of Performance Shares based on the 2004-2006 and 2005-2007 cycles of the program. These grants are administered under the terms of the Stock Incentive Plan and the Executive Stock Incentive Agreements between you and Cooper. (As used herein, all capitalized terms are as defined in the Stock Incentive Plan and the Executive Stock Incentive Agreement related to each grant.). Pursuant to the terms of your employment offer, the award under the 2004-2006 cycle of the program will be paid to you, in shares (net of taxes) once performance results, and awards related thereto, are determined by the MD&C Committee of the Board of Directors at the February 2007 meeting. Performance share grants made to you under the 2005-2007 and 2006-2008 cycles of the program will be forfeited immediately when you cease active service.
Restricted Stock Units
In 2005, you were awarded 28,000 Restricted Stock Units (“RSUs”) which were subject to restrictions for four (4) years. Restrictions on 7,000 of those RSUs have lapsed and those shares have been awarded to you. In accordance with the terms of your Executive Restricted Stock Agreement, the remaining 21,000 RSUs scheduled to vest ratably on December 1, 2007, December 1, 2008, and December 1, 2009, will be forfeited immediately when you cease active service. However, the 4th quarter dividend equivalent on these unvested shares will be paid to you on January 2, 2007.
Management Continuity Agreement/Change-In-Control Benefits
In 2006, you entered into a Management Continuity Agreement (“MCA”) with Cooper that contains provisions that would apply in the event that a corporate Change-In-Control took place and you were terminated or resigned with “Good Reason”. This provision is known as a “double trigger” as both events must take place in order for benefits to become due under the MCA. Effectively immediately, we have agreed that the MCA will terminate and become null and void. You also agree that this constitutes sufficient notice as required by the MCA that you will not be eligible for any payments or benefits under any MCA with Cooper.
Non-Competition and Non-Solicitation
In your period of employment with Cooper, the nature of your duties were such that you had access to confidential and proprietary information including, but not limited to, the following: Company policies, objectives, strategies and long-range plans, and plans for market and product development that are not now and will not later become part of the public domain. As a result, we have requested and you have

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

agreed that under no circumstance would you use such information gained in your position with Cooper to the advantage of any competitor or to the disadvantage of Cooper. Provisions for confidentiality and non-disclosure, which remain in effect, include the Executive Employment Agreement dated March 3, 2006, and the Invention Assignment and Confidentiality Agreement and the Secrecy Agreement signed by you on April 19, 2005 (the “Agreements”), attached hereto and incorporated herein by reference. We are also in agreement that you will not take with you any documents or copies of documents or use in any way, directly or indirectly, any confidential or proprietary information which you have gained during your employment with Cooper.
Recognizing the nature and scope of your responsibilities while employed as Executive Vice President, Cooper Connection, we have agreed that during the remainder of your employment and for a period of two (2) years following the termination of your employment, you will not become an employee, officer, director, agent, contractor or consultant of, or advisor to, EGS/Appleton, Hubbell Inc., Thomas and Betts Corp., Genlyte-Thomas, Acuity Brands — Lithonia Lighting, LeGrand, Leviton, Littelfuse, Inc., Ferraz Shawmut subsidiary of Groupe Carbonne Lorraine, and Hoffman. This paragraph supercedes Section. 10 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. We acknowledge and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
During the remainder of your employment and for a period of two (2) years following the termination of your employment, you agree that you will not, on behalf of yourself or any other person, firm, company, business, or other legal entity, directly or indirectly employ, solicit, influence, or attempt to influence any management, sales, technical design or engineering employee, representative or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for you, or any entity affiliated with you. This paragraph supercedes Section. 11 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. We acknowledge and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
During the remainder of your employment and for a period of two (2) years following the termination of your employment, you agree that you will not, on behalf of yourself or any other person, firm, company, business or other legal entity, solicit, contact, call upon, initiate communications with or attempt to initiate communications with any customer of the Company for the purpose of selling or providing products similar to or competitive with those manufactured by the Company. This paragraph supercedes Section. 12 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. We acknowledge and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
Confidentiality
The terms of this letter and the separation-related benefits available to you from Cooper are highly personal and reflect the contributions you have made to the Company. As a result, we have asked that you respect the personal nature of these arrangements by maintaining this information in the strictest confidence. Consequently, we have agreed that you will reveal the terms of this letter and the separation benefits provided to you by Cooper only to your spouse, your personal tax advisor and your attorney, and

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

only to the extent these individuals agree to maintain the confidentiality of these matters. We have also agreed that this information may be disclosed as required by law but only in proceedings not initiated by you or on your individual behalf. We have further agreed that the Company may cease further payments pursuant to this Agreement in the event the separation arrangements outlined in this letter are disclosed other than as permitted herein or in the event you do not comply with any obligations imposed on you pursuant to this Agreement.
Paul, I would appreciate it if you would make certain that any outstanding cash advances and business expenses be reconciled as soon as reasonably possible. If not, any amounts due the Company will be withheld from your salary during your salary continuation period. Any amounts to which you may have been entitled will be reimbursed through the normal accounting procedures upon submission of appropriate expense report forms.
If the foregoing clearly and fully reflects our understanding, please so indicate by signing and returning to me the enclosed Severance Agreement and Waiver and Release. Although you may take up to twenty-one (21) days to do so, please return the Waiver as soon as it has been signed. Thereafter, you may revoke the Waiver of claims under the ADEA in writing within seven (7) days by providing me with a letter stating your intent to reject the ADEA portion of the enclosed severance package.
Sincerely,
James P. Williams
Senior Vice President, Human Resources
JPW/sc
Attachments

Personal and Confidential
Mr. Paul M. Isabella
January 16, 2007

I acknowledge receipt of this document and the Waiver And Release.

/s/ Paul Isabella

Employee Signature	Witness

1/18/07

Date	Date

Personal and Confidential
WAIVER AND RELEASE
In consideration of the Company’s agreement to provide me with 1) six (6) months of salary and benefits continuation; 2) to provide conditional salary and benefits continuation for up to an additional six (6) months on a month-to-month basis should I remain unemployed despite a diligent and ongoing search that will cease effective the day immediately proceeding the date my new employment commences; 3) out-placement; 4) 10,000 non-qualified stock options currently vested at $70.94 and 13,333 non-qualified stock options currently vested at $65.36 awarded on April 18, 2005, that will remain exercisable until ninety (90) days after my active employment with Cooper ceases, or April 2, 2007; and 5) 10,000 non-qualified stock options at $70.94 granted to me pursuant to an agreement dated April 18, 2005, that will continue to vest in accordance with the terms of such agreement through February 7, 2007, and that will remain exercisable until ninety (90) days after my active employment with Cooper ceases, or April 2, 2007, 50% of which is consideration for release of any and all claims under the Age Discrimination in Employment Act, as amended (“ADEA”), which I would not otherwise be eligible to receive, I hereby waive and release the Company from any and all present employment or termination related claims, damages, actions, rights, demands, and causes of action, whether known or unknown, arising from, but not limited to, discrimination on the basis of sex, race, color, national origin, religion, disability or veteran status; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans With Disabilities Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended, the Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the ADEA, the Older Workers Benefit Protection Act, as amended, the Texas Commission on Human Rights Act, the Texas Law on Communicable Diseases, the Texas Equal Pay Act, the Texas Military Leave and Re-Employment Rights Law, the Texas Wage and Hour Laws, and any other federal, state, or local civil or human rights law or any other federal, state or local law, regulation or ordinance. I further waive and release any claims or demands arising under federal, state or local law, including but not limited to, common law claims relating to wrongful discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including violation of public policy, breach of any express or implied covenant of the employment contract, and breach of any covenant of good faith and fair dealing; civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, breach of contract, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress. I further acknowledge that this Waiver and Release excludes any workers’ compensation claims currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled, any claims that controlling state law clearly states that may not be released by settlement, and any claims that may arise after the date this release is signed.
I have signed this Agreement voluntarily and without coercion or duress. I acknowledge that I have reviewed all aspects of this Waiver and Release; that I have carefully read and fully understand all the provisions of this Waiver and Release; that I understand that in agreeing to this document I am releasing the Company from any and all claims I may have against them and voluntarily agree to all the terms set forth in this Waiver and Release; that I knowingly and willingly intend to be bound by the same; that I was given at least 21 days to consider the terms of this Waiver and Release; and that I have been advised in writing to consult with counsel. I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date I signed this Waiver and Release. I have not been asked by the Company to shorten my time period for consideration of whether to sign this release. The

Personal and Confidential
Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the 21-day period nor has the Company provided different terms to me because I have decided to sign the release prior to the expiration of the 21-day period. I agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period. I further acknowledge that I am voluntarily accepting the Company’s offer of additional benefits.
I understand that I have a seven-day period after signing this release in which to revoke in writing any waiver of claims under the ADEA, and that this release will not be enforceable until the end of the seven-day period. No benefits will be paid under this release until the eighth day after I sign this release.
I understand that the furnishing of this Waiver and Release and corresponding consideration shall not be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. Based upon the signing of this Agreement, I affirm that I have not filed, caused to be filed, or am presently a party to any claim, complaint, or action against the Company in any forum or form. I further affirm that I have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Agreement. I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested.
I understand and agree to return all confidential information, computer software or hardware, files, paper, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company. I further agree not to retain any copies of any such property in my possession or under my control.
I agree not to disclose any information regarding the existence or substance of this Waiver and Release, except to my spouse, tax advisor, and an attorney with whom I choose to consult regarding consideration of this Waiver and Release.
I agree that the Executive Employment Agreement dated March 3, 2006, is attached hereto and incorporated herein by reference. I agree that during the remainder of my employment and for a period of two (2) years following the termination of my employment, I will not become an employee, officer, director, agent, contractor or consultant of, or advisor to, EGS/Appleton, Hubbell Inc., Thomas and Betts Corp., Genlyte-Thomas, Acuity Brands — Lithonia Lighting, LeGrand, Leviton, Littelfuse, Inc., Ferraz Shawmut subsidiary of Groupe Carbone Lorraine, and Hoffman. This paragraph supercedes Section. 10 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. I acknowledge and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
I agree that during the remainder of my employment and for a period of two (2) years following the termination of my employment, that I will not, on behalf of myself or any other person, firm, company, business, or other legal entity, directly or indirectly employ, solicit, influence, or attempt to influence any management, sales, technical design or engineering employee, representative or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for me, or any entity affiliated with me. This paragraph supercedes Section. 11 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. I acknowledge

Personal and Confidential
and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
I agree that during the remainder of my employment and for a period of two (2) years following the termination of my employment, that I will not, on behalf of myself or any other person, firm, company, business or other legal entity, solicit, contact, call upon, initiate communications with or attempt to initiate communications with any customer of the Company for the purpose of selling or providing products similar to or competitive with those manufactured by the Company. This paragraph supercedes Section. 12 of the Executive Employment Agreement dated March 3, 2006, which will otherwise remain in full force and effect. I acknowledge and agree that this language constitutes a written amendment as specified in and required by Section. 20 of the Executive Employment Agreement dated March 3, 2006.
I agree that the Secrecy Agreement and the Invention Assignment and Confidentiality Agreement signed by me on April 19, 2006 (the Agreements), and the accompanying letter to me (the “Letter”) to this Waiver and Release dated January 16, 2007, are incorporated herein by reference and that I understand that my obligations under the Agreements remain in full force and effect.
I agree that I shall not for any reason whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation at any time, in any way, make disparaging statements about the Company or any of its related entities, their products, services or employees to any person, entity, vendor, contractor, subcontractor, competitor, customer or potential customer of the Company.
I agree that at the request of Cooper or any of its related entities that I shall assist the Company in any threatened or actual litigation concerning the Company or any of its related entities, where I have in my possession or knowledge any facts or other matters which the Company reasonably considers is relevant to such legal proceedings (among other things, giving statements/affidavits, meeting with the Company’s legal and other professional advisers, attending any legal hearing, and giving evidence during my salary continuation period. I further agree that the Company will reimburse me for reasonable expenses properly incurred by me in giving such assistance and if such assistance is required after the completion of my salary continuation period, the Company will pay to me Two Hundred Dollars and No Cents ($200.00) per hour for any time required.
I understand that following the seven-day revocation period, this release will be final and binding.
Should any provision of this Agreement be declared invalid by a Court of competent jurisdiction, the remaining provisions shall remain in full force and effect.
The validity of this Waiver and Release shall be construed under Texas law. This Waiver and Release, the Executive Employment Agreement, the Agreements, and the Letter constitute the complete and total agreement between the Company and me. I represent that I am not relying on any other agreements or oral representations not fully expressed in this Agreement. I agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me.
As used in this Agreement, the word “Company” shall mean Cooper US, Inc., its parent, incorporated divisions, wholly-owned subsidiaries, affiliates, successors and assigns, as well as its agents, employees and officers acting in their individual and/or official capacity.

Personal and Confidential
I SIGN THIS RELEASE VOLUNTARILY AND AM NOT RELYING ON ANY STATEMENT OR PROMISE OTHER THAN AS CONTAINED IN THIS RELEASE. I AGREE THAT I HAVE BEEN AND AM ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE:

Signed by:	For the Company:

/s/ Paul Isabella	/s/ James P. Williams

Paul M. Isabella	James P. Williams

Dated: 1/18/07	Dated: 1/16/07

Witnessed by: